OFFICE DEPOT SECOND QUARTER 2002 - MID QUARTER UPDATE
                            MAY 22, 2002 - 8:00 A.M.

                   TRANSCRIPT OF A TAPED MESSAGE AVAILABLE AT
            WWW.OFFICEDEPOT.COM/COMPANYINFO UNDER INVESTOR RELATIONS
                    BEGINNING ON MAY 22, 2002 AT 8:00 AM (ET)

EILEEN DUNN:

Welcome to our mid quarter update for the second quarter 2002.

Before Bruce begins his comments, let me remind you that except for historical information, the matters discussed in this taped message are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Forward-looking statements, including projections and anticipated levels of future performance, involve risks and uncertainties, which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in our filings with the United States Securities and Exchange Commission, including without limitation our 10-K's and 10-Q's. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties.

Now let me turn the call over to Bruce Nelson, Office Depot's Chairman & CEO:


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              OFFICE DEPOT SECOND QUARTER 2002 - MID QUARTER UPDATE
                            MAY 22, 2002 - 8:00 A.M.


BRUCE NELSON:

Thanks Eileen... And thanks to all of you who have called in to listen to our mid quarter business outlook for the second quarter, which ends June 29, 2002.

Similar to what our two major office supply competitors reported over the past week, we are experiencing some early signs of an improving outlook for sales growth. On an overall basis we are tracking in line with the raised expectations we outlined on our first quarter earnings conference call in April.

Sales across all our business channels are on track to achieve our higher forecasts, and we remain comfortable with the current earnings consensus of $0.20 per share for the second quarter, which would be a more than 40% increase over last year's second quarter results.

Overall, we are confident that the initiatives we have put in place to drive sales and manage costs over the past twenty-two months will continue to reap benefits for us as we move through the year.

I will summarize our mid quarter outlook by reporting segment.

NORTH AMERICAN RETAIL

Quarter to date, comparable North American retail sales have improved over first quarter trends. Comps in April were slightly positive, for the first time since August of last year. We still think that retail sales comps will be flat to slightly positive in the second quarter, which would be an improvement over our first quarter results of negative 2%, and the sixth consecutive quarterly improvement for our Company. Important to note however, is our second quarter retail sales are historically the lowest of any of our quarters during the year.

Gross margins are continuing the positive trends of the past three quarters, and we continue to project improvement on a year-over-year basis as a result of merchandise mix changes and the impact of our chain-wide re-merchandising program that began in the second quarter of last year. Store operating expenses continue to be in line with earlier projections, and as a result, we expect to achieve a modest basis point improvement over last year. At the same time, virtually all customer service metrics continue to be very positive.


BUSINESS SERVICES GROUP

In our BSG segment, our contract business has improved slightly from first quarter levels. We continue to see strong growth in our e-commerce business, but our North American catalog businesses remain soft, as expected. As a result we are projecting total BSG sales to be flat for the quarter, better that our

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              OFFICE DEPOT SECOND QUARTER 2002 - MID QUARTER UPDATE
                            MAY 22, 2002 - 8:00 A.M.


previous guidance of slightly negative. Our worldwide e-commerce sales remain on track to achieve our $2 billion sales forecast for the full year across all our e-commerce businesses around the world.

BSG gross selling margins continue to benefit from our disciplined approach to contract pricing and our emphasis on account profitability. Our North American BSG supply chain continues to achieve the highest inventory turns in the industry, while at the same time setting record in-stock customer service levels. This means stronger cash flow and higher cash balances than previously projected, but at the same time puts some short-term pressure on our vendor volume purchase rebate programs. This reduced rebate level is likely to somewhat negatively impact our reported gross margins for this segment, falling short of our previous guidance, although our selling product margins remain strong, as planned.

On the operating cost side, we continue to see the improvements in productivity and efficiency we have planned and communicated to the Street of a more than 100 basis point improvement over last year. So far in the quarter, we are on target to achieve our aggressive efficiency goals.

INTERNATIONAL
Quarter to date, sales in local currencies in our International segment have continued to hold steady in the low to mid single digit positive range, slightly ahead of first quarter trends. As we indicated last month, we anticipate some continued sales softness in our European direct mail operations for the next few quarters.

Gross margins are on plan and operating costs are tracking to forecast. Early results in our newest country, Spain, continue to trend positive. We continue to invest in our highly profitable and successful European business. So far in 2002, we have opened in two new countries, Switzerland and Spain, we have launched our Viking Direct public site in Ireland, and we plan to launch Office Depot BSD in Italy in the third quarter.

SO, TO SUMMARIZE, we are pleased to report that our results are on track with our plans, and consistent with the increase in guidance we reported on our conference call in April. As a result, we are also comfortable with the consensus of $.20 EPS for the second quarter, a more than 40% increase over last year.

Over the past 22 months we have made enormous progress in making Office Depot a more compelling place to work, shop and invest. We are on track to achieve our objectives and are very optimistic about our future.

We remain relentlessly focused on finding new and innovative ways to grow our business and when the economy regains momentum, we have confidence that our highly disciplined approach to expense control, focused working capital management, a sound and conservative balance sheet, and continuous operating improvements will pay huge rewards in the future... As I have stated many times, I simply would not bet against Office Depot in the long term.

Thanks again for listening.